Exhibit 99.1

CONTACT:	Monica Levy	FOR IMMEDIATE RELEASE
monica.j.levy@jci.com
(414) 524-2695

Tom Branigan
tbranigan@bcommunications.org
(414) 702-0332
Johnson Controls Elects Stephen Roell Chief Executive Officer;
John M. Barth to Retire After 38 Years of Service
     MILWAUKEE, July 26 2007 /PRNewswire-FirstCall/ — Johnson Controls, Inc. (NYSE: JCI) Board of Directors today announced that Stephen A. Roell, executive vice president and vice chairman, has been elected chief executive officer effective October 1, 2007. He was also elected chairman of Johnson Controls’ Board of Directors effective January 1, 2008.
     Mr. Roell will succeed John M. Barth, who will retire December 31, 2007. Mr. Barth will continue as a member of the company’s Board of Directors.
     “John has been a truly exceptional leader, and our customers, employees and shareholders have all benefited significantly during his tenure,” Mr. Roell said. “In 2002, when he became CEO, Johnson Controls had sales of just over $20 billion. Through his focus on unparalleled customer service, operational excellence, workforce and supplier diversity, and especially the development of strong leaders across the company, we will end 2007 with sales of approximately $34.5 billion and an unbroken track record of 17 consecutive years of earnings increases. Additionally, Johnson Controls market capitalization has increased from $7 billion to over $22 billion since 2002. John has also established a tremendously strong foundation upon which our company will continue to grow and deliver outstanding results to all of our stakeholders.”
-more-

Johnson Controls, Inc.

     Mr. Barth said, “It’s clear to me that Steve and the management team are extremely well-qualified to further strengthen the leadership position of the company. They have enormous business acumen, solid relationships with our customers around the globe, and a strong belief in the importance of our people. I am proud of our company’s achievements, and I am confident that Steve will continue to build Johnson Controls’ excellent reputation as a world-class organization.”
     A 25-year veteran of the company, Mr. Roell said that, as CEO, his priorities will remain aligned with the organization’s current direction to further the success of the company.
     “We will continue to be a diversified multi-industrial company, dedicated to improving comfort, safety and sustainability with innovative products and services for the places where people live, work and travel,” Mr. Roell said. “With a focus on customer satisfaction, technology and global fluency, Johnson Controls is dedicated to helping make its customers more successful. We have substantial opportunities for growth around the world. In particular, we will seek to strengthen our leadership in the emerging markets through support of our global and regional customers.”
     Mr. Roell added that “Johnson Controls has a wide array of sustainability-oriented solutions that save energy, reduce greenhouse gas emissions, and protect the environment, and we will be aggressive in bringing them to our customers.”
     Mr. Barth, 61, joined the company in 1969. He served in a variety of operating management positions, including heading Johnson Controls’ automotive business for eight years before becoming president and chief operating officer in 1998. He was elected CEO in 2002. Mr. Barth was elected to Johnson Controls’ Board of Directors in 1997.
     Mr. Roell, 57, was named vice chairman in 2005 and executive vice president in 2004. He served as senior vice president and chief financial officer from 1991 to 2004. He joined the company in 1982 and was elected to Johnson Controls’ Board of Directors in 2004.
     Mr. Roell will become the eighth CEO in the company’s 123-year history.
-more-

Johnson Controls, Inc.

Johnson Controls will hold a telephone conference call for members of the business media to speak with Mr. Roell today from 3:00 pm — 4:00 pm CT. The dial-in information is:
U.S     1-888-282-1195
Int.      1-773-756-0869
passcode: Johnson Controls
Johnson Controls Track Record Over Mr. Barth’s Tenure as CEO:

	2002	2007

Net sales	$20B	$34.5B (estimated)
Earnings per share (diluted)	$3.17	$6.25-6.30 (estimated)
Stock price (July 25)	$35.97	$113.39
Market capitalization (July 25)	$7B	Over $22.4B
Employees	111,000	140,000
Countries	41	75
Locations	628	1,300
Automotive Experience
2002 sales:          $14B                    2007 estimated sales:     $17B
•	Developed diversified customer base to include virtually every automaker in the world

•	Became primary seating supplier to Japanese and European OEMs operating in N. America

•	Grew revenues outside North America to account for 50% of business sales

•	Established footprint in emerging markets, including China, India, Eastern Europe and Russia

•	Expanded automotive electronics portfolio to include clusters, displays, rear-seat entertainment systems and wireless technologies

•	Pioneered seating, lighting, interiors and electronics innovations
Building Efficiency
2002 sales:          $5B                    2007 estimated sales:     $13B
•	Doubled size of business via acquisition of York International in 2005, expanding the market the company serves for HVAC & building controls products/services to $200B; gained entry to the residential HVAC market for the first time in its history

•	Grew capabilities in energy management/optimization to strengthen leading role as provider of energy-efficient solutions

•	Developed global workplace solutions to serve large global customers across multiple countries

•	Added new product/technology innovation in wireless, digital video and residential HVAC
Power Solutions
2002 sales:          $1B                    2007 estimated sales:     $4B
•	Awarded all three of industry’s first contracts for lithium-ion hybrid vehicle battery systems
•	Expanded market leadership position — from NA to Europe and Asia through acquisitions of Varta and Delphi’s battery business
•	Now supplies OE batteries to all of world’s major automakers and leading aftermarket suppliers
•	Continues to lead industry in battery recycling

Johnson Controls, Inc.

Selected Awards & Recognition
•	2006: World Diversity Forum award, “100 Best Corporate Citizens” ranking from Business Ethics, EPA Clean Air Award

•	2005: Named to Dow Jones Sustainability Index, EPA Climate Protection Award, CoreNet Global Innovator’s Award

•	2004: World Environment Center Gold Medal, Assoc. for Corporate Growth Outstanding Growth Award

•	2003: Named to Billon Dollar Roundtable for greater than $1B in purchases from diverse suppliers, “Star of Energy Efficiency” award
BIOGRAPHIES
JOHN M. BARTH
Chairman and CEO
Johnson Controls, Inc.
Career: Mr. Barth joined Hoover Universal, a manufacturer of industrial equipment, as an industrial engineer in 1969. (Johnson Controls acquired Hoover Universal in 1985.) Since then, he has held a number of operating positions of increasing responsibility. In 1986, Mr. Barth was elected a vice president of Johnson Controls, with responsibility for its Plastics Technology Group and several years later assumed the additional post of vice president- Automotive Systems Group. In 1992, he was elected executive vice president of Johnson Controls, responsible for the company’s automotive, plastics and battery businesses. He was elected to the board of directors of Johnson Controls in 1997 and became president and chief operating officer in 1998. He was named chief executive officer and president in 2002.
Mr. Barth has four times been named one of America’s best CEOs (ranking first for four consecutive years in the Autos and Auto Parts category) by Institutional Investor. He also received the 2006 Leadership Award from the National Minority Supplier Development Council (NMSDC), and a national diversity leadership award from the World Diversity Forum.
He served as chairman of the NMSDC from 2003 — 2005 and previously led the Michigan Minority Business Development Council, one of the NMSDC’s 39 Regional Councils. He is a member of The Business Roundtable and the Greater Milwaukee Committee, and a director of the Metropolitan Milwaukee Association of Commerce.
Background and Education: Mr. Barth attended Carnegie-Mellon University, Gannon University and Northwestern University, Institute for Management.
STEPHEN A. ROELL
Vice Chairman and Executive Vice President
Johnson Controls, Inc.
Career: Mr. Roell joined Johnson Controls in 1982 as operations controller for the Systems and Services Division of the company’s controls business and was named the division controller shortly thereafter. He then served as treasurer and corporate controller, and from 1991 to 2004, as senior vice president and chief financial officer. He was elected executive vice president in 2004 and vice chairman of the Board of Directors in 2005.
Mr. Roell is a director of Interstate Battery System of America, Inc. and Wheaton Franciscan Healthcare-Southeast Wisconsin. He also serves on the Board of Directors of Hunger Task Force and the Board of Trustees of the Boys & Girls Club of Greater Milwaukee.

Johnson Controls, Inc.

Background and Education: Mr. Roell has a Bachelor of Science in accounting from St. Ambrose University. He received a Certificate of Management Development from Northeastern University.
Johnson Controls (NYSE: JCI) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. For additional information, please visit http://www.johnsoncontrols.com.
###
Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2007 that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements. The Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to mitigate the impact of higher raw material and energy costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, labor interruptions, the ability to realize acquisition related integration benefits, and the ability to execute on restructuring actions according to anticipated timelines and costs, as well as those factors discussed in the Company’s most recent Form 10-K filing (dated December 5, 2006) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.